EXHIBIT 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Acorn Energy, Inc. on Form S-8 (Nos. 333-140539, 333-158287 and 333-169438) of our report dated March 30, 2022, with respect to our audit of the consolidated financial statements of Acorn Energy, Inc. as of December 31, 2021 and for the year ended December 31, 2021, which report is included in this Annual Report on Form 10-K of Acorn Energy, Inc. for the year ended December 31, 2022. We resigned as auditors on September 9, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Annual Report for the periods after the date of our resignation.

/s/ Friedman llp

Friedman llp

Marlton New Jersey

March 16, 2023